                                                               Exhibit 4


                           RESTATED LOAN AGREEMENT



                         Dated as of April 10, 1996



                                   between


                     KULICKE AND SOFFA INDUSTRIES, INC.


                                      and


                             MIDLANTIC BANK, N.A.

TABLE OF CONTENTS


                                                                         PAGE

SECTION 1.     DEFINITIONS AND RULES OF INTERPRETATION                    iii
SECTION 1.01   Definitions                                                iii
SECTION 1.02   Interpretation of Financial Measurements;
               Financial Statements                                         7
SECTION 2.     THE LOANS                                                    8
SECTION 2.01   Revolving Loan I                                             8
SECTION 2.02   The Revolving Loan Note I                                    8
SECTION 2.03   Use Of Revolving Loan I Proceeds                             8
SECTION 2.04   Revolving Loan II                                            8
SECTION 2.05   The Revolving Loan Note II                                   9
SECTION 2.06   Use Of Revolving Loan II Proceeds                            9
SECTION 2.07   Interest Rates and Calculation of Interest                   9
SECTION 2.08   Payments to Bank                                            15
SECTION 2.09   Due Date Extension                                          15
SECTION 2.10   Mandatory Prepayment; Optional Prepayment; Application
               of Payments; Repayment Premium                              15
SECTION 2.11   Fees                                                        16
SECTION 2.12   Participations                                              16

SECTION 3.     CONDITIONS                                                  17
SECTION 3.01   Documents Required for the Closing                          17
SECTION 3.02   Certain Events                                              18

SECTION 4.     [INTENTIONALLY OMITTED]                                     18

SECTION 5.     REPRESENTATIONS, WARRANTIES AND SURVIVAL                    18
SECTION 5.01   Representations and Warranties                              18
SECTION 5.02   Survival                                                    21
SECTION 5.03   No Default                                                  22

SECTION 6.     COVENANTS                                                   22
SECTION 6.01   Affirmative Covenants                                       22
SECTION 6.02   Negative Covenants                                          24

SECTION 7.     DEFAULT                                                     25
SECTION 7.01   Events of Default                                           25
SECTION 7.02   Remedies                                                    27

SECTION 8.     MISCELLANEOUS                                               27
SECTION 8.01   Construction                                                27
SECTION 8.02   Further Assurance                                           27
SECTION 8.03   Enforcement and Waiver by the Bank                          28
SECTION 8.04   Expenses of the Bank                                        28
SECTION 8.05   Notices                                                     28
SECTION 8.06   Waiver and Release by Borrower                              29
SECTION 8.07   Applicable Law                                              29
SECTION 8.08   Binding Effect; Assignment and Entire Agreement             29
SECTION 8.09   Severability                                                29
SECTION 8.10   Counterparts                                                30
SECTION 8.11   Headings                                                    30
SECTION 8.12   Modification                                                30
SECTION 8.13   Third Parties                                               30
SECTION 8.14   Seal                                                        30
SECTION 8.15   WAIVER OF JURY TRIAL                                        30
SECTION 8.16   Jurisdiction                                                30
SECTION 8.17   Indemnity                                                   30
SECTION 8.18   Most Favored Lender                                         31



RESTATED LOAN AGREEMENT
_______________________

THIS LOAN AGREEMENT, dated as of April 10, 1996 (herein called the "Agreement"), is entered into between KULICKE AND SOFFA INDUSTRIES, INC. ("Borrower") and MIDLANTIC BANK, N.A. ("Bank").



WITNESSETH:
__________

A. Borrower desires to establish certain financing arrangements with and borrow funds from Bank and Bank is willing to establish such arrangements for and make loans and advances to Borrower under the terms and provisions hereinafter set forth.

B. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

C. It is intended hereby to restate the terms of all prior agreements between the parties relative to the credit facilities included herein, including the terms of that certain Loan Agreement dated November 27, 1991 as amended to date and that certain Restated Loan Agreement dated September 14, 1995 as amended to date.

NOW, THEREFORE, the parties hereto, intending to be legally bound, covenant and agree as follows:


SECTION 1.  DEFINITIONS AND RULES OF INTERPRETATION.
_________   _______________________________________


  SECTION 1.01  Definitions.

  "Annual Financial Statements" shall mean the annual financial statements of Borrower and its consolidated subsidiaries, including all notes thereto, which statements shall include a balance sheet as of the end of a calendar year and an income statement and a statement of cash flows for such year, all setting forth in comparative form the corresponding figures from the previous year, all prepared in conformity with Generally Accepted Accounting Principles and accompanied by a financial audit of independent certified public accountants who are reasonably satisfactory to the Bank which shall state that such accountants have audited such financial statements and that such financial statements are in conformity with Generally Accepted Accounting Principles.

  "Applicable Percentage" shall mean, for purposes of calculating the Unused Commitment Fee payable under Section 2.11(B) hereof:

  (1). 15% for any Quarterly Period next following a fiscal quarter in which Borrower's Interest Coverage Ratio equals or exceeds 5.00, as reflected in Borrower's Compliance Certificate for such fiscal quarter;

  (2). 175% for any Quarterly Period next following a fiscal quarter in which neither subpart (1) or (3) of this subsection applies, as reflected in Borrower's Compliance Certificate for such fiscal quarter;

  (3). 20% for any Quarterly Period next following a fiscal quarter in which Borrower's Interest Coverage Ratio is less than 3.5, as reflected in Borrower's Compliance Certificate for such fiscal quarter.

  "Bank Indemnitees" shall mean the Bank, any pledgee, assignee or subsequent holder or owner of any Note or any interest in any Note, including each Participant, any affiliate, successor, assign or subsidiary of the Bank or any Participant, and each of their respective shareholders, members, directors, officers, employees, counsel, agents and contractors, as well as their respective heirs, beneficiaries, administrators, executors, personal representatives, trustees, receivers, successors and assigns.

  "Business Day" shall mean a day, other than a Saturday or Sunday, on which Bank is open for business.

  "Closing Date" shall mean the date of this Agreement.

  "Collateral Documents" shall mean all of the documents and instruments to be executed and delivered to Bank pursuant to Sections 2 and 3 hereof.

  "EBITA" shall mean Pre Tax Earnings plus the sum of amortization and interest expense during the period for which Pre Tax Earnings was calculated.

  "80% Subsidiary" shall mean an entity 80% or more of the capital stock or partnership units of which are owned directly or indirectly by Borrower.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "Event of Default" shall mean an event specified in Section 7 hereof.

  "Financial Statements" means any Annual Financial Statements.

  "Fixed Charges" means cash interest payments on Funded Debt.

  "Funded Debt" means, as of any date, all Indebtedness for borrowed money, including cash advances under the Loans and capital lease obligations, and including further, without limitation, all Indebtedness for borrowed money guaranteed by Borrower and the face amount of letters of credit for which Borrower has any reimbursement obligation.

  "Generally Accepted Accounting Principles" or "GAAP" shall mean, with respect to any Person, such accounting practice as, in the opinion of the independent accountants retained by such Person and who are reasonably acceptable to the Bank, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices which are (a) recognized as such by the Financial Accounting Standards Board, (b) applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent financial statements of the relevant Person furnished to the Bank, and (c) consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and cash flows, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder shall be prepared in accordance with such change. Solely for purposes of this Agreement, if any such material change is made, then either (i) the financial covenants shall be appropriately modified by agreement between the parties to reflect such change or (ii) if no such agreement is reached, the financial covenant compliance computations shall be computed without regard to such change.

  "Indebtedness" shall mean all items of indebtedness, obligation or liability, due or to become due, liquidated or unliquidated, direct or contingent, joint or several, of any nature whatsoever and out of whatever transaction arising, including, without limitation:

  (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

  (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise to (l) purchase such indebtedness,
        (2) purchase, sell or lease (as lessee or lessor) property, products, materials or supplies, or to purchase or sell services, primarily for the purpose of enabling any debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) supply funds to or in any other manner invest in any debtor;

  (C) All indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject to such mortgage, deed of trust, pledge, lien, security interest, charge or encumbrance, whether or not the liabilities secured thereby have been assumed; and

  (D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with GAAP, consistently applied, should be reflected on the lessee's balance sheet.

  "Interest Coverage Ratio" shall mean, as of any date, the ratio of (a) EBITA for the 12 months then ended, to (b) Fixed Charges for such period.

  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Investment" shall mean for purposes of Section 6.02(A) hereof any loan or advance to or equity investment in any Person by Borrower.

  "Laws" shall mean all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof or any court or similar entity established by any thereof.

  "Leverage Ratio" means, as of any date, the ratio of (a) Funded Debt as of such date to (b) the sum of Funded Debt and Net Worth on such date.

  "Loans" shall mean collectively the Revolving Loan I and the Revolving Loan
II.

  "Material Adverse Effect" shall mean any specified event, condition or occurrence as to Borrower which individually or in the aggregate with any other such event, condition or occurrence and whether through the effect on Borrower's business, property, prospects, profits or condition (financial or otherwise) or otherwise could reasonably be expected to (a) result in, to the extent not fully covered by insurance, any liability, loss, forfeiture, penalty, costs, fine, expense, payment or other monetary obligation or loss of property of Borrower in excess of 5% of Borrower's consolidated shareholder's equity, determined in accordance with GAAP, as reflected in Borrower's then most recently prepared annual or quarterly financial statements, and/or (b) materially impair the ability of the Borrower to meet all of its Obligations to the Bank.

  "Measurement Period" shall mean as of any date for purposes of Section 6.02
(A) hereof the two and one-half (2 1/2) year period ending on such date.

  "Net Worth" shall mean the excess of assets over liabilities as would be shown on a balance sheet of Borrower, prepared in accordance with GAAP, consistently applied, plus Subordinated Indebtedness.

  "Non-80% Subsidiary" shall mean any entity other than an 80% Subsidiary.

  "Notes" shall mean, collectively, the Revolving Loan Note I and the Revolving Loan Note II.

  "Obligations" shall mean the obligations of Borrower to pay the principal of and interest on the Notes and to satisfy and perform all of its other existing and future obligations, liabilities and indebtedness to Bank under this Agreement and the Notes, whether matured or unmatured, direct or contingent, joint or several, including, without limitation, any extensions, modifications, renewals thereof and substitutions therefor.

  "Participants" shall mean each Person to which Bank may pursuant to Section
2.12 hereof sell participations in all or any portion of the Loans.

  "Permitted Investments" shall mean (a) direct obligations of, or obligations fully and unconditionally guaranteed by, the United States of America, (b) deposit accounts in, or certificates of deposit issued by, any commercial bank in the United States of America having total capital and surplus in excess of Seventy Five Million Dollars ($75,000,000) or certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation, (c) investment grade (rated in one of the four highest rating categories) commercial paper, bankers' acceptances or similar financial instruments, (d) investment grade bonds (rated in one of the four highest rating categories), (e) mutual funds having at least eighty percent (80%) of their assets in cash and/or investments included in (a), (b), (c) or (d) above and/or (f) investments of the type described in Exhibit "1.01(A)".

  "Permitted Liens" shall mean:

  (A) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not yet due and payable;

  (B) Pledges or deposits made in the ordinary course of business to secure repayment of workers' compensation, or to participate in any fund in connection with compensation, insurance, old-age pensions or other social security programs, as well as any underlying lien, if any, being replaced by such pledge or deposit;

  (C) Liens of mechanics, materialmen, warehousemen, carriers, or other like lienors, securing obligations incurred in the ordinary course of business that are not yet due and payable;

  (D) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder unless the amount due thereunder is less than $1,000,000, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, as well as any underlying lien, if any, being replaced by such pledge, deposit or bond;

  (E)   Liens in favor of Bank; and

  (F) Purchase money security interests covering real estate or equipment in favor of the vendor or financier thereof, provided that the principal amount secured by each such security interest does not exceed the unpaid purchase price for such equipment.

  "Person" shall mean any individual, corporation, participation, association, joint-stock company, trust, unincorporated organization, joint venture, court or government division or agency thereof.

  "Pre-Tax Earnings" shall mean gross revenues and other proper income credits, less all proper income charges other than taxes on income, all determined in accordance with Generally Accepted Accounting Principles; provided that there shall not be included in such revenues or charges (a) any gains resulting from the write-up of assets; (b) any proceeds of any life insurance policy; or (c) any gain or loss which is classified as "extraordinary" in accordance with Generally Accepted Accounting Principles. Pre-Tax Earnings can be less than zero for all purposes of this Agreement.

  "Quarterly Period" shall have the meaning given thereto in Section 2.07(A) hereof.

  "Rates" shall mean the respective rates of interest specified in Section 2 of this Agreement.

  "Revolving Loan I" shall mean the Revolving Loan facility established pursuant to Section 2.01 of this Agreement.

  "Revolving Loan II" shall mean the Revolving Loan facility established pursuant to Section 2.04 of this Agreement.

  "Revolving Loan I Limit" shall mean $10,000,000.

  "Revolving Loan II Limit" shall mean $50,000,000.

  "Revolving Loan Note I" shall mean promissory note evidencing Borrower's obligation to repay the Revolving Loan I.

  "Revolving Loan Note II" shall mean promissory note evidencing Borrower's obligation to repay the Revolving Loan II.

  "Revolving Loan I Termination Date" shall mean February 28, 1997 or such other later date to which Bank and Borrower may (without obligation to do so) hereafter agree in writing in connection with any renewal or extension of the Revolving Loan I.

  "Revolving Loan II Termination Date" shall mean March 30, 2001 or such other later date to which Bank and Borrower may (without obligation to do so) hereafter agree in writing in connection with any renewal or extension of the Revolving Loan II.

  "Subordinated Indebtedness" shall mean Indebtedness the repayment of which is subordinated to the Loans and all other Obligations in form and manner satisfactory to Bank.

  "Unused Commitment I" shall mean on any day and for purposes of Section 2.11
(A) hereof the Revolving Loan I Limit minus the sum of the principal amount of cash advances and the face amount of letters of credit outstanding under Revolving Loan I.

  "Unused Commitment II" shall mean on any day and for purposes of Section
2.11 (B) hereof the Revolving Loan II Limit minus the principal amount of cash advances outstanding under Revolving Loan II.

  "Working Capital" shall mean the excess of current assets over current liabilities as would be shown on a balance sheet of Borrower, prepared in accordance with GAAP, consistently applied. For purposes of the computation of Working Capital, outstanding cash advances under the Revolving Loan II shall not be treated as current liabilities.


   SECTION 1.02  Interpretation of Financial Measurements;
                 Financial Statements.

  Except where specifically otherwise provided herein, all financial measurements shall be computed for Borrower and its consolidated subsidiaries on a consolidated basis, and all references herein to financial statements of the Borrower shall be references to such consolidated financial statements.


SECTION 2.  THE LOANS.
_________   _________


  SECTION 2.01  Revolving Loan I.

  Under and subject to the terms and conditions of this Agreement and within the Revolving Loan I Limit and as requested by an authorized officer of Borrower from time to time through but not including the Revolving Loan I Termination Date, Bank hereby establishes a Revolving Loan facility (the "Revolving Loan I") pursuant to which Bank will from time to time make cash advances to and issue letters of credit for the account of Borrower. Unless sooner terminated pursuant to any other provision of this Agreement, the Revolving Loan I will terminate and the entire principal balance of the Revolving Loan I, together with all unpaid accrued interest thereon, shall be repaid on the Revolving Loan I Termination Date, without notice or demand. This shall include, as to letters of credit outstanding on the Revolving Loan I Termination Date, payment by Borrower to Bank on the Revolving Loan I Termination Date of cash or cash equivalents acceptable to Bank in an amount equal to the face amount of all outstanding letters of credit. Each advance under the Revolving Loan I shall be made or issued following the giving of notice by an authorized officer of Borrower to Bank (which notice shall be given not later than three (3) Business Days preceding the Business Day on which such cash advance is required), specifying the date of borrowing and the amount thereof. Cash advance shall be in multiples of $50,000. Upon fulfillment of all applicable conditions to such advance set forth herein, Bank will make such funds available to the Borrower at Bank's main office by depositing same in Borrower's deposit account with Bank or issue such letter of credit. The outstanding principal balance under the Revolving Loan I may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future loans, advances and extensions of credit which may be made by Bank, to or for the benefit of Borrower.


  SECTION 2.02  The Revolving Loan Note I.

  Contemporaneously herewith, Borrower will execute and deliver to Bank the Revolving Loan Note I to evidence Borrower's obligation to repay Bank for all amounts due or which may become due in connection with the Revolving Loan I, with interest, all as more fully described in the Revolving Loan Note I, the terms of which are incorporated herein by reference.


  SECTION 2.03  Use Of Revolving Loan I Proceeds.

  Advances under the Revolving Loan I shall be used by the Borrower exclusively for working capital.


  SECTION 2.04  Revolving Loan II.

  Under and subject to the terms and conditions of this Agreement and within the Revolving Loan II Limit and as requested by an authorized officer of Borrower from time to time through but not including the Revolving Loan II Termination Date, Bank hereby establishes a Revolving Loan facility (the "Revolving Loan II") pursuant to which Bank will from time to time make cash advances to Borrower. Unless sooner terminated pursuant to any other provision of this Agreement, the Revolving Loan II will terminate and the entire principal balance of the Revolving Loan II, together with all unpaid accrued interest thereon, shall be repaid on the Revolving Loan II Termination Date, without notice or demand. Each advance under the Revolving Loan II shall be made or issued following the giving of notice by an authorized officer of Borrower to Bank (which notice shall be given not later than three
(3) Business Days preceding the Business Day on which such cash advance is required), specifying the date of borrowing and the amount thereof. Cash advance shall be in multiples of $50,000. Upon fulfillment of all applicable conditions to such advance set forth herein, Bank will make such funds available to the Borrower at Bank's main office by depositing same in Borrower's deposit account with Bank. The outstanding principal balance under the Revolving Loan II may fluctuate from time to time, to be reduced by repayments made by Borrower, to be increased by future loans, advances and extensions of credit which may be made by Bank, to or for the benefit of Borrower.


  SECTION 2.05  The Revolving Loan Note II.

  Contemporaneously herewith, Borrower will execute and deliver to Bank the Revolving Loan Note II to evidence Borrower's obligation to repay Bank for all amounts due or which may become due in connection with the Revolving Loan II, with interest, all as more fully described in the Revolving Loan Note II, the terms of which are incorporated herein by reference.


  SECTION 2.06  Use Of Revolving Loan II Proceeds.

  Advances under the Revolving Loan II shall be used by the Borrower exclusively for the refinance of existing Indebtedness due Bank and for general corporate purposes.


  SECTION 2.07  Interest Rates and Calculation of Interest.

  (A) As used in this Section 2.07, the following terms shall have the following meanings:

        (i) "Applicable Margin" means, with respect to principal of the Revolving Loan II for which a LIBOR Rate election is being made:

               (1) .40 percentage points for any Quarterly Period next
                   following a fiscal quarter in which Borrower's Interest Coverage Ratio equals or exceeds 5.0, as reflected in Borrower's Compliance Certificate for such fiscal quarter;

               (2) .50 percentage points for any Quarterly Period next
                   following a fiscal quarter in which neither subpart (1) or
                   (3) of this subsection (i) applies, as reflected in Borrower's Compliance Certificate for such fiscal quarter;

               (3) .60 percentage points for any Quarterly Period next
                   following a fiscal quarter in which Borrower's Interest Coverage Ratio is less than 3.5, as reflected in Borrower's Compliance Certificate for such fiscal quarter;

With respect to principal of Revolving Loan II for which a LIBOR Rate election is made, the Applicable Margin will remain fixed for the applicable Rate Period regardless of any change in Borrower's Interest Coverage Ratio during such Rate Period.

        (ii) "Base Rate" means the higher of (1) the Prime Rate minus one-half of one percentage point or (2) the Fed Funds Rate plus one-half of one percentage point.

        (iii) "Fed Funds Rate" means as of any date the federal funds "offered" rate as most recently published in the Money Rate section of the Wall Street Journal, provided that if such rate ceases to be published, the Fed Funds Rate may be based on such other index as Bank reasonably determines to be comparable to such published rate.

        (iv) "Good Business Day" means any day when both Bank and banks in London, England are open for business.

        (v) "LIBOR Rate" means, with respect to principal of the Revolving Loan II, for any day during each Rate Period, (a) the per annum rate of interest determined by Bank as being the composite rate available to Bank at approximately 11:00 a.m. London time in the London Interbank Market, as referenced by Telerate (page 3750), in accordance with the usual practice in such market, for the Rate Period elected by Borrower, in effect two (2) Good Business Days prior to the date on which such LIBOR Rate is to be effective for deposits of dollars in amounts equal (as nearly as may be estimated) to that portion of the principal balance of the Revolving Loan II for which such election is being made as of the time of such determination, as such rate (the "LIBOR Base Rate") may be adjusted by the reserve percentage applicable during the Rate Period (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Rate Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for the Bank with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" as such term is defined in RegulationD of the Board of Governors of the Federal Reserve System, as in effect from time to time, having a term equal to such Rate Period ("Eurocurrency Reserve Requirement"), plus (b) the Applicable Margin. Such reserve adjustment shall be effectuated by calculating, and the LIBOR Rate shall be equal to, (a) the quotient of (i) the LIBOR Base Rate divided by (ii) one minus the Eurocurrency Reserve Requirement, plus (b) the Applicable Margin.

        (vi) "Maximum Tranches" means as of any date six (6) minus, if on such date there is principal outstanding on the Revolving Loan II earning interest at the Base Rate, one (1).

        (vii) "Notification" means, with respect to all periods in which the LIBOR Rate is in effect, telephonic notice (which shall be irrevocable) by an authorized officer of a Borrower to Bank, which notice shall be given no later than 10:00 a.m. Philadelphia time, on the day which is at least 4 Business Days prior to the Business Day on which such rate is to become effective, which notice shall specify (a) that a LIBOR Rate is being selected for a portion of outstanding principal of the Revolving Loan II, (b) the principal amount of Revolving Loan II to be subject to such rate; (c) the Rate Period(s) selected; and (d) the date on which such request is to become effective (which date shall be a date selected in accordance with Section 2.07(B) hereof).

        (viii)"Prime Rate" means a per annum rate of interest, equal to the rate of interest in effect from time to time at Bank as its Prime Rate (which is not necessarily the lowest interest rate charged by Bank for loans), and whether or not announced or otherwise communicated to Borrower, such Prime Rate to change from time to time as of the effective date of each change in Prime Rate.

        (ix) "Quarterly Period" means the three (3) calendar month period commencing on the first day of the month next following the month in which Borrower provides Bank with a Compliance Certificate pursuant to Section 6.01(A)(3) hereof.

        (x) "Rate Period" means, with respect to all periods in which to the LIBOR Rate is in effect, the period of time for which a particular LIBOR Rate shall apply to a portion of the principal of the Revolving Loan II. Rate Periods for principal earning interest at the LIBOR Rate shall be for periods of 30, 60, 90 or 180 days, and for no other length of time, provided that no Rate Period may end on other than a Business Day, or after the Revolving Loan II Termination Date.

   (B) (1) The outstanding principal balance of cash advances under the Revolving Loan I shall earn interest at the Prime Rate minus one-quarter of one (.25) percentage point ("the "Prime-Based Rate").

        (2) The outstanding principal balance of the Revolving Loan II shall earn interest at the Base Rate, provided, however, that, by giving Notification, Borrower may request to have all or a portion of the outstanding principal of the Revolving Loan II earn interest, instead, at the LIBOR Rate as follows: (i) with respect to such principal amount of such Loan, from the date of such advance until the end of the Rate Period specified in the Notification; and/or (ii) with respect to the principal amount of such Loan outstanding and earning interest at the LIBOR Rate at the time of the Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification; and/or (iii) with respect to all or any portion of the principal amount of such Loan outstanding and earning interest at the Base Rate at the time of Notification, from the date set forth in the Notification until the end of the Rate Period specified in the Notification.

        (3) Borrower understands and agrees: (i) that the LIBOR Rate applicable to any portion of outstanding principal of the Revolving Loan II may be different from the LIBOR Rate applicable to any other portion of outstanding principal of the Revolving Loan II, (ii) that no more than the Maximum Tranches of principal of the Revolving Loan II bearing interest at the LIBOR Rate may be outstanding at any one time, (iii) that the minimum amount of principal to which any LIBOR Rate shall apply shall be $1,000,000, and (iv) that Bank shall have the right to terminate any Rate Period, and the interest rate applicable thereto, prior to maturity of such Rate Period, if Bank determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made unlawful by any Law to which Bank or any Participant may be subject, in which event the principal to which such terminated Rate Period relates thereafter shall earn interest at the Base Rate.

        (4) Borrower shall indemnify Bank and any Participant against any and all loss or expense (excluding loss of margin) which Bank or such Participant has sustained or incurred as a consequence of: (a) any payment of any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made pursuant to acceleration upon or after an Event of Default, by reason of optional or mandatory prepayment, or for any other reason, and whether or not any such payment is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing), other than in connection with a prepayment made under the circumstances set forth in Sections 2.07(B)(5) or 2.07(B)(6) hereof; (b) any attempt by Borrower to revoke in whole or part any Notification given pursuant to this Agreement; or (c) any attempt by Borrower to convert or renew any principal amount earning interest at the LIBOR Rate on a day other than the last day of the corresponding Rate Period (whether or not such conversion or renewal is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing).

        (5) In the event that, as a result of any changes in applicable Law or the interpretation thereof, it becomes unlawful for Bank or any Participant to maintain Eurodollar liabilities sufficient to fund any LIBOR Rate loan, then Bank's obligations to convert to or maintain a LIBOR Rate shall be suspended until such time as Bank or such Participant may again cause the LIBOR Rate to be applicable to its share of the Revolving Loan II and such principal earning interest at the LIBOR Rate shall accrue interest instead at the Base Rate.

        (6) The LIBOR Rate may, upon five (5) days' prior notice to Borrower, be adjusted by Bank on a prospective basis to take into account the additional or increased cost of maintaining any necessary reserves for Eurodollar deposits (but without duplication for any adjustment made on account of Eurocurrency Reserve Requirements in determining the LIBOR Rate) or increased costs due to changes in applicable law or regulation or the interpretation thereof occurring subsequent to the commencement of the then applicable Rate Period, including but not limited to changes in tax laws (except changes of general applicability in corporate income tax laws as they affect financial institutions) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor) that increase the cost to Bank or any Participant of funding the LIBOR Rate. Bank shall promptly give Borrower notice of such a determination and proposed adjustment, which determination shall be conclusive as to the correctness of the fact and the amount of such proposed adjustment. The Borrower may, by written notice to Bank provided within two (2) Business Days after the date of Bank's notice to Borrower of such proposed adjustment, (a) request Bank to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, and/or (b) prepay that portion of principal of the Revolving Loan II accruing interest at the LIBOR Rate with respect to which such adjustment is made, and/or (c) elect to have that portion of principal of the Revolving Loan II accruing interest at the LIBOR Rate accrue interest, effective on the first Business Day after Bank's receipt of such written notice, at the Base Rate for the balance of the applicable Rate Period.

        (7) In the event that the Borrower shall have requested the LIBOR Rate in accordance herewith and Bank shall have reasonably determined that Eurodollar deposits equal to the amount of the principal to earn interest at the LIBOR Rate and for the Rate Period specified are unavailable, impractical or unlawful with respect to Bank or any Participant, or that the rate based on the LIBOR Rate will not adequately and fairly reflect the cost to Bank or any Participant of the LIBOR Rate applicable to the specified Rate Period, of making or maintaining the principal amount of the Revolving Loan II at the LIBOR Rate specified by the Borrower during the Rate Period specified, or that by reason of circumstances affecting Eurodollar markets, adequate and reasonable means do not exist for ascertaining the rate based on the LIBOR Rate applicable to the specified Rate Period, Bank shall promptly give notice of such determination to the Borrower that the LIBOR Rate is not available. A determination by Bank hereunder shall be conclusive evidence of the correctness of the fact and amount of such additional costs or unavailability.
 Upon such a determination, (i) the right of Borrower to select, convert to, or maintain a LIBOR Rate shall be suspended until Bank shall have notified the Borrower that such conditions shall have ceased to exist, and (ii) that portion of the Revolving Loan II subject to the requested LIBOR Rate shall accrue interest instead at the Base Rate.

   (C) Interest accruing at the LIBOR Rate or the Prime-Based Rate shall be computed on the basis of a 360 day year but charged for the actual number of days elapsed, and interest accruing at the Base Rate shall be computed on the basis of a 365 or 366 day year, as the case may be.

   (D) If, at any time, any of the Rates shall be finally determined by any court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as such Rate would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such Laws.

   (E) Should there occur an Event of Default under this Agreement which is not cured within fifteen (15) days after the occurrence thereof, then during the continuance of such Event of Default interest on the Loans shall automatically without notice or demand increase to a rate per annum which is two (2) percentage points above the Base Rate, but in no event with respect to any portion of principal less than interest on such portion at the rate accruing prior to such Event of Default ("Default Rate"). Interest at the Default Rate shall continue to accrue notwithstanding the entry of any judgment hereon or on any of the Notes, and all such judgments shall bear interest at the Default Rate provided for herein.

   (F) Interest on the Revolving Loan I shall be payable monthly on the first day of each calendar month. Interest on the Revolving Loan II shall be payable quarterly on the first day of each calendar quarter or, as to interest accruing at the LIBOR Rate, on the last day of the Rate Period or on the 90th day of the Rate Period if the Rate Period exceeds 90 days.


  SECTION 2.08  Payments to Bank.

  All payments of interest on and principal of the Loans, all fees and all other sums payable to Bank hereunder shall be paid directly to Bank in immediately available funds, in such currency of the United States of America as is, at the time of payment, legal tender for the payment of public and private debts. To the extent Bank sends Borrower statements of any amounts due or outstanding hereunder for interest or principal, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank in writing to the contrary within ten (10) days of the date any statement which it deems to be incorrect is received by Borrower, specifying the reason for its position. Bank is hereby irrevocably authorized to charge Borrower's deposit accounts with Bank, and/or charge the Loans, for any and all principal, interest and any other amounts due from Borrower to Bank hereunder and under any of the Collateral Documents.


  SECTION 2.09  Due Date Extension.

  If any payment of principal of, or interest on any of the Loans or any payment of any fee provided for herein or any other amount due hereunder shall fall due on a day which is not a Business Day of Bank, then such due date shall be extended to the next succeeding Business Day and additional interest and fees shall accrue and be payable for the period of such extension.


  SECTION 2.10  Mandatory Prepayment; Optional Prepayment;
                Application of Payments; Repayment Premium.

        (a) In the event the aggregate principal amount of either of the Loans (including the face amount of all outstanding letters of credit and all related reimbursement obligations) shall at the time of any determination of the Revolving Loan Limits be in excess of the applicable Revolving Loan Limit at such time, Borrower will forthwith without notice or demand, repay and reduce the principal balance of the applicable Revolving Loan in an aggregate amount equal to such excess.

        (b)  Borrower may at its option but subject to the terms of subpart
(d) below and Section 2.07(B)(4), prepay the principal of the Loans from time to time and in whole or in part.

        (c) For purposes of subparts (a) and (b), Borrower will at the time of prepayment designate the portion(s) of principal earning interest at a particular Rate(s) to which such prepayment is to be applied.

        (d) Notwithstanding anything in subparts (a)-(b) to the contrary, upon acceleration by Bank of the Obligations after the occurrence of an Event of Default, Bank may apply any and all payments to any portion of the Loans in any order as it shall in its discretion determine.


  SECTION 2.11  Fees.

  Borrower agrees to pay Bank the following fees:

  (A) UnusedCommitment Fee I. Borrower shall pay Bank an Unused Commitment Fee equal to 1/4 of 1% of the daily average Unused Commitment I, calculated and payable quarterly in arrears.

  (B) Unused Commitment Fee II. Borrower shall pay Bank an Unused Commitment Fee equal to the Applicable Percentage of the daily average Unused Commitment II, calculated and payable quarterly in arrears.

  (C) Letter of Credit Fees. Borrower shall pay to Bank in connection with letters of credit 1% per annum (calculated on the basis of a 360 day year) on the face amount thereof, payable upon issuance and on each anniversary thereof.


  SECTION 2.12  Participations.

  Borrower acknowledges that the Bank may from time to time sell participations in all or any portion of the Loans to one or more financial institutions (each a "Participant") as participant of Bank in the Loans. In this regard, Borrower agrees that Bank may, subject to the following sentence, from time to time provide financial and other information concerning the Borrower to each Participant as well as to any or prospective participant. Bank agrees to exercise all reasonable efforts to keep any information delivered or made available by the Borrower confidential from anyone other than persons employed or retained by Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans, provided that nothing herein shall prevent Bank from disclosing such information (i) to any affiliate of Bank, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over Bank, (iv) which has been publicly disclosed, (v) in connection with any litigation relating to the Loans, this Agreement or any transaction contemplated hereby to which Bank or Borrower may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to Bank's legal counsel and independent auditors, and (viii) to any actual or proposed Participant or assignee of all or any part of the Loans hereunder, if such other Person, prior to such disclosure, agrees for the benefit of the Borrower to comply with the provisions of this Section 2.12.


SECTION 3.  CONDITIONS.
_________   __________

  The making of the Loans hereunder is subject to the following conditions precedent (all documents to be in form and substance satisfactory to Bank and its counsel):


  SECTION 3.01  Documents Required for the Closing.

  The Borrower shall have duly delivered to the Bank the following on the Closing Date:

        (A)  The Notes, duly executed on behalf of Borrower;

        (B) A certified (as of the date of the Closing hereof) copy of resolutions of board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Notes, the Collateral Documents and each other document and instrument to be delivered pursuant hereto and any other instrument, agreement or document referred to herein;

        (C) A certified (as of the date of the Closing) copy of Borrower's by-laws;

        (D) A certificate (dated the date of the Closing) of Borrower's corporate secretary or assistant secretary as to the incumbency and specimen signatures of the officers of Borrower executing this Agreement, the Notes, the Collateral Documents and each other document to be delivered pursuant hereto or thereto;

        (E) A copy, certified as of the most recent date practicable by the appropriate Secretary of State, of Borrower's articles of incorporation, together with a certificate (dated the date of the Closing) of Borrower's corporate secretary or assistant secretary to the effect that such certificate of incorporation has not been amended since the date of the aforesaid certification;

        (F) Certificates, as of the most recent dates practicable, of the aforesaid Secretaries of State, the Secretary of State of each state in which Borrower is qualified as a foreign corporation, and the department of revenue or taxation of each of the foregoing states, as to the subsistence and good standing of Borrower;

        (G) A written opinion of counsel to Borrower, dated the date of the Closing and addressed to the Bank, in form and substance satisfactory to Bank and its counsel;

        (H) A certificate, dated the date of the Closing, signed by the president or a vice president of Borrower to the effect that:

             (1) The representations and warranties set forth in Section 5 of this Agreement are true, complete and correct as of the date of the Closing;

             (2) No Event of Default hereunder, and no event which, with the giving of notice or the passage of time, or both, could become such an Event of Default, has occurred as of the date of the Closing;

             (3) No material adverse change has occurred in the Borrower's financial condition since that reflected in the most recent Financial Statements delivered to Bank; and

             (4) All conditions to Closing set forth in this Agreement have been fulfilled.


  SECTION 3.02  Certain Events.

  At the time of the Closing and each request for an advance or letter of credit under the Revolving Loan, no Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing which, with the giving of notice or the passage of time, or both, could constitute an Event of Default.


SECTION 4.  [INTENTIONALLY OMITTED]
_________   _______________________



SECTION 5.  REPRESENTATIONS, WARRANTIES AND SURVIVAL.
_________   ________________________________________



  SECTION 5.01  Representations and Warranties.

  To induce Bank to enter into this Agreement, Borrower represents and warrants to Bank that:

        (A) Borrower is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation as shown on Exhibit "5.01(A)" hereto; Borrower has the lawful power to own its property and to engage in the business it conducts, and is duly qualified and in good standing in each of the jurisdictions where the nature of its business makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect; the states in which Borrower is qualified to do business, and the addresses and counties of all places of business of Borrower, are as set forth in Exhibit "5.01(A)" to this Agreement;

        (B) Borrower is not in default with respect to any of its existing Indebtedness where such default would have a Material Adverse Effect, and the making and performance of this Agreement, the Notes and the Collateral Documents will not (immediately, with the passage of time, or with the giving of notice and the passage of time):

             (1) Violate the charter, minutes or by-law provisions of Borrower or violate any Laws or result in a default under any contract, agreement or instrument to which Borrower is a party or by which Borrower or its property is or may be bound, where the same would have a Material Adverse Effect, or

             (2) Result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Borrower, except such as are in favor of Bank;

        (C) Borrower has the power and authority to enter into and perform this Agreement, the Notes and the Collateral Documents and to incur the Obligations herein and therein provided for, and has taken all proper and necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, the Notes and the Collateral Documents;

        (D) This Agreement is and the Collateral Documents and the Notes when executed and delivered will be, valid, binding and enforceable against Borrower in accordance with their respective terms, except to the extent that the enforceability thereof is limited by bankruptcy and similar laws and equitable principles affecting the rights of creditors generally;

        (E) Except as disclosed in Exhibit "5.01(E)" to this Agreement, there are no judgments or judicial or administrative orders or proceedings or other litigation pending, or threatened, against or affecting Borrower in any court or before any governmental authority or arbitration board or tribunal, and Borrower is not in violation of any order of any court, governmental authority, arbitration board or tribunal or administrative agency, or any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations), which would have a Material Adverse Effect;

        (F) As of the date of the most recent Financial Statements, Borrower has not had any Indebtedness which is required by GAAP to be disclosed therein including, without limitation, liabilities for taxes and any interest or penalties relating thereto, except to the extent reflected (in a footnote or otherwise) and reserved against in the Financial Statements or as disclosed in or permitted by this Agreement. Borrower does not know of any basis for the assertion against it of any liability required by GAAP to be disclosed in the Financial Statements not fully reflected and reserved against therein;

        (G) Borrower has filed all federal, state and local tax returns and other reports as required by Law to be filed by it prior to the date hereof, has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date hereof, and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable, where the failure to do any of the foregoing would have a Material Adverse Effect, except to the extent that Borrower is contesting the same in good faith and by appropriate proceeding and an adequate reserve has been made therefor. Borrower has no knowledge of any deficiency or additional assessment against it in connection with any taxes, assessments or charges not provided for on its books the failure to pay any of which would have a Material Adverse Effect;

        (H) Except as otherwise disclosed in Exhibit "5.01(H)" to this Agreement, Borrower has complied with all applicable Laws the noncompliance with which would have a Material Adverse Effect with respect to (1) restrictions, specifications or other requirements pertaining to products that it manufactures and sells or to the services it performs, or that it intends to manufacture, sell or perform, (2) the conduct or planned conduct of its business operations, and (3) the use, maintenance and operation or planned use, maintenance and operation of the real and personal property owned or leased by it in the operation or planned operation of its business. Exhibit "5.01(H)" to this Agreement discloses any and all such noncompliance by Borrower with all such applicable Laws as of the date hereof;

        (I) All necessary consents, approvals or authorizations of, or filing, registration or qualification with, any Person required to be obtained by Borrower in connection with the execution and delivery of this Agreement, the Notes and the Collateral Documents or the undertaking or performance of any Obligation hereunder or thereunder has been obtained;

        (J) Any employee benefit plan including those subject to ERISA maintained by Borrower or to which Borrower contributed or contributes meets the minimum funding standards established in Section 302 of ERISA and complies in all material respects with all applicable requirements of ERISA and of the Internal Revenue Code and with all applicable rulings and regulations issued under the provisions of ERISA and the Internal Revenue Code, and no Prohibited Transaction or Reportable Event, within the meaning of Section 4043 of ERISA, has occurred and is outstanding with respect to any employee benefit plan of Borrower. Furthermore, no employee benefit plan, including pension plan, has asserted or threatened to assert a claim or demand for withdrawal liability under ERISA as a result of any withdrawal from any said plan by Borrower or any member of its Controlled Group which has occurred on or before the date hereof;

        (K) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

        (L) Borrower has obtained all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property and assets and to the conduct of its business, the failure to obtain which would have a Material Adverse Effect;

        (M) Borrower is not a guarantor or surety of, or otherwise responsible in any manner with respect to, any undertaking of any other Person except as set forth in the Financial Statements and except for guaranties in favor of suppliers of Borrower's subsidiaries the indebtedness guarantied by which does not exceed $1,000,000 at any time outstanding in the aggregate;

        (N) Except as disclosed in Exhibit 5.01(E), Borrower has no knowledge of any violations which would have a Material Adverse Effect of any state or federal statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), Environmental Cleanup Responsibility Act ("ECRA") and the federal Resource Conservation and Recovery Act ("RCRA") relating to the operations and properties of Borrower;

        (O) Borrower has not received a summons, citation, notice, directive, letter or other communication, written or oral, from any state or federal agency concerning any intentional or unintentional action or omission by Borrower resulting in any material releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of Hazardous Waste (as defined in 12 U.S.C. Section 6903(5)) or Hazardous Substance (as defined in 42 U.S.C. Section 9609(14));

        (P) Borrower has no corporate affiliates other than as set forth in Exhibit "5.01(P)" hereto;

        (Q) There are no liens, security interests or other encumbrances on or affecting any of Borrower's personal or real property, other than Permitted Liens.


  SECTION 5.02  Survival.

  By completing the Closing, Bank does not thereby waive any breach of warranty or misrepresentation made by Borrower hereunder, or under any other document or agreement delivered to Bank at Closing or otherwise referred to herein, and all of Bank's claims and rights resulting from any breach or misrepresentation by Borrower is expressly reserved by Bank. All of the foregoing representations and warranties set forth in this Section 5 shall survive until all Obligations hereunder are paid and satisfied in full.


  SECTION 5.03  No Default.

  Each request by a Borrower that Bank make an advance or issue a letter of credit under the Loans shall, as of the date of such request, constitute a representation and warranty by Borrower to Bank that no Event of Default or event which with the passage of time or the giving of notice or both would constitute an Event of Default exists hereunder.


SECTION 6.  COVENANTS.
_________   _________


  SECTION 6.01  Affirmative Covenants.

  Borrower covenants and agrees with Bank that, so long as any of the Obligations hereunder remain unsatisfied or Bank has any commitment in connection therewith, it will comply with the following covenants:

        (A)  Borrower will furnish to Bank:

             (1) Within one hundred five (105) days after each fiscal year of Borrower, a copy of Borrower's Annual Financial Statements;

             (2) Within sixty (60) days of the close of each of the first three fiscal quarters, and within one hundred twenty (120) days of the close of its fiscal year, a copy of Borrower's Form 10Q for such fiscal quarter and with its Form 10K for such fiscal year, as filed with the Securities and Exchange Commission;

             (3) Concurrently with the foregoing, a certificate (the "Compliance Certificate") of Borrower, certified by its chief financial officer, reflecting compliance or non-compliance with the financial covenants set forth in Exhibit 6.01(L).

        (B) Borrower will maintain its properties in good condition and repair (normal wear and tear excepted), and will pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and will pay or cause to be paid all rental payments due.

        (C) Borrower will carry insurance with reputable insurers in form and amount and against fire (with extended coverage), liability and such other risks as are customary with companies in the same or similar business in the same area as Borrower.

        (D) Borrower will pay or cause to be paid when due, all taxes, assessments and charges or levies imposed upon Borrower or on any of its property or which it is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor (as determined by Borrower's certified public accountants) having been set aside on its books.

        (E) Borrower will maintain complete and accurate books and records and will permit access by Bank during business hours to such books and records and will permit Bank to inspect its properties and operations. Bank may at any time and from time to time on reasonable notice to Borrower, audit and conduct examinations of any Borrower's books and records and accounts receivable and make abstracts and copies thereof.

        (F) Borrower will take all necessary steps to preserve and qualify its existence and franchises and comply with all present and future Laws applicable to it in the operation of its business, where the failure to do so would have a Material Adverse Effect.

        (G) Borrower will give immediate notice to the Bank of (1) any litigation to which it is a party if an adverse decision therein would have a Material Adverse Effect, and (2) the institution of any other suit or any administrative proceeding involving Borrower that would have a Material Adverse Effect.

        (H) Borrower will notify Bank immediately upon becoming aware of the occurrence of any Event of Default or of any fact, condition or event that, with the giving of notice or passage of time, or both, could become an Event of Default, or of the failure of Borrower to observe any of its undertakings hereunder.

        (I)  [INTENTIONALLY OMITTED]

        (J) Borrower will (1) fund all its employee benefit plans in accordance with no less than the minimum funding standards of Section 302 of ERISA, (2) promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Employee Benefit Plan(s) and the action which Borrower propose to take with respect thereto; and (3) promptly advise Bank of any claim for withdrawal liability made against it or a member of its Controlled Group.

        (K) All Financial Statements to be furnished by Borrower to Bank shall be correct and complete, and fairly and fully present in accordance with Generally Accepted Accounting Principles the financial condition of Borrower as of the date(s) thereof and the results of the operations for the periods covered thereby.

        (L) Borrower will at all times be in compliance with the financial covenants set forth in Exhibit "6.01(L)" hereto.

        (M) Borrower will maintain its major and primary deposit accounts with Bank.


  SECTION 6.02  Negative Covenants.

  Borrower hereby covenants and agrees that so long as any of the Obligations remain unsatisfied, without the prior written consent of Bank:

        (A) Borrower will not hereafter enter into any merger, consolidation or reorganization, or acquire any stock in or all or substantially all of the assets of or any partnership or joint venture interest in, or make any Investment (other than a Permitted Investment) in (including any further Investments in subsidiaries), any other Person, except (i) as described in
Exhibit 6.02(A), (ii) mergers with 80% Subsidiaries where Borrower is the surviving entity and (iii) mergers, acquisitions and Investments with respect to which all of the following conditions have been met:

             (a) Borrower is the surviving entity with respect to any such merger,

             (b) no merger, acquisition or Investment in Non-80% Subsidiaries shall exceed $5,000,000 per occurrence or $25,000,000 (the "Non-80% Subsidiary Sublimit") for all such occurrences during any Measurement Period,

             (c) no Investment hereafter made in any 80% Subsidiary shall exceed $2,500,000 in the aggregate unless such 80% Subsidiary first guaranties the Obligations in an amount equal to all Investments hereafter made by Borrower in such 80% Subsidiary pursuant to a Surety Agreement in the form of
Exhibit 6.02(B) hereto, and

             (d) the aggregate of all such mergers, acquisitions and Investments referred to in clauses (b) and (c) shall not exceed $40,000,000 during any Measurement Period.

        (B) Borrower will not sell, transfer, lease or otherwise dispose of all or (except for (i) the sale of Inventory in the ordinary course of its business, (ii) and disposition of Equipment for obsolescence or which is in Borrower's reasonable judgment no longer necessary in the operation of its business in the ordinary course thereof and (iii) any other disposition which does not exceed $1,000,000 per disposition and $10,000,000 in the aggregate for all dispositions) any part of its assets.

        (C) Borrower will not mortgage, pledge, grant or permit to exist a security interest in or lien on any of its assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired, except for Permitted Liens.

        (D) Borrower will not directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

        (E) Except as set forth in Exhibit 6.02(E) hereto, Borrower will not suffer or permit any 80% Subsidiary to be subject to any agreement or restriction which prohibits such 80% Subsidiary from repaying or making cash dividends on or reductions of any Investment in such 80% Subsidiary.

SECTION 7.  DEFAULT.
_________   _______


  SECTION 7.01  Events of Default.

  Each of the following events shall constitute an Event of Default and upon the occurrence thereof Bank shall thereupon have the option (which is not intended to diminish, alter or limit any other of Bank's rights described in this Agreement, the Collateral Documents or any related agreements and documents) (A) to declare Borrower in default under this Agreement, the Collateral Documents, the Notes, and all other agreements with Bank, (B) to terminate any undertaking of Bank in connection with the Loans, and (C) require that Borrower provide the Bank, and Borrower agree to provide to the Bank, cash or cash equivalents acceptable to Bank in an amount equal to the face amount of all outstanding letters of credit, and/or (D) to declare all Obligations immediately due and payable, including, but not limited to, interest, principal, expenses, advances to protect Bank's position and reasonable attorneys' fees to enforce this Agreement, the Collateral Documents, and all related agreements and documents, and all of Bank's rights hereunder and thereunder, all without demand, notice, presentment or protest, or further action of any kind:

        (A) Borrower fails to pay to Bank within ten (10) days when due any installment of principal, interest, fee or other charge payable hereunder or under the Notes or the Collateral Documents.

        (B) Borrower fails to observe or perform any other Obligation to be observed or performed by it hereunder, under the Notes or under any of the Collateral Documents, or under any other existing or future agreement between Borrower and Bank, which failure, to the extent reasonably susceptible of cure, is not cured within thirty (30) days of the earlier of (i) the date on which Borrower has actual knowledge thereof and (ii) Bank's giving Borrower written notice of the occurrence thereof.

        (C) Any Financial Statement or any representation made herein or provided to Bank pursuant to any requirement hereof is materially false, incorrect, or incomplete when made.

        (D) Borrower becomes insolvent or generally fails to pay, or admits its inability to pay, debts as they become due or makes a general assignment for the benefit of any of its creditors.

        (E) Borrower applies for, consents to, or acquiesces in the appointment of, a trustee, receiver or other custodian for Borrower or any of the property of Borrower or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of its property and is not discharged within sixty
(60) days.

        (F) Any bankruptcy, reorganization, liquidation, dissolution or other case and proceeding under any bankruptcy or insolvency law is commenced in respect of Borrower and if such case or proceeding is not commenced by Borrower, it is consented to or acquiesced in by Borrower or remains for sixty
(60) days undismissed.

        (G) Borrower discontinues its business operations or materially changes the nature of its business.

        (H) Borrower shall suffer final judgment(s) for the payment of money in an aggregate amount of $500,000 or more not covered by insurance or reserves satisfactory to Bank and shall not discharge, satisfy or stay the same within a period of thirty (30) days.

        (I) One or more judgment creditors of Borrower shall obtain actual or constructive possession of any of Borrower's properties having an aggregate book value of $500,000 or more by any means, including, but without limitation, levy, distraint, replevin or self-help.

        (J) (l) Any Reportable Event which Bank reasonably determines to constitute grounds for the termination of any employee benefit plan by the PBGC or for the appointment by any United States District Court of a trustee to administer or liquidate any Employee Benefit Plan; (2) the termination of any employee benefit plan, or any Defined Benefit Plan described in Section 414(j) or Section 414(k) of the Internal Revenue Code, the present value of whose benefits that may be guaranteeable under Title IV of ERISA exceeds the amount of plan assets allocable to such benefits; (3) the appointment by any United States District Court of a trustee to administer any Employee Benefit Plan; (4) the institution by the PBGC of proceedings to terminate any Employee Benefit Plan; (5) the failure by Borrower or any member of any Controlled Group to meet the minimum funding standards established in Section 302 of ERISA; or (6) the assertion of any claim of, or demand for, withdrawal liability under ERISA by any multi-employer pension plan to which Borrower or any member of its Controlled Group heretofore contributed or currently contributes; but only if any of the events described in clauses (1) (6), individually or in the aggregate, would have a Material Adverse Effect.

        (K) (a) Failure by Borrower to perform or observe any term, condition or covenant of any bond, note, debenture, loan agreement, indenture, guaranty, trust agreement, mortgage or similar instrument to which Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected (a "Debt Instrument"), and, as a result thereof (assuming the giving of appropriate notice thereof, if required), Indebtedness which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

             (b) Any event or condition referred to in any Debt Instrument shall have occurred or failed to occur, and, as a result thereof, Indebtedness which is included therein or secured or covered thereby shall have been declared due and payable prior to the date on which such Indebtedness would otherwise become due and payable; or

             (c) Failure to pay any Indebtedness for borrowed money due at final maturity or pursuant to demand under any Debt Instrument; and in any of said events set forth in (a), (b) and (c) the same has a Material Adverse Effect.


  SECTION 7.02  Remedies.

  After any acceleration of the Obligations, Bank shall have in addition to the rights and remedies given it by this Agreement, the Notes and the Collateral Documents, all those allowed by all applicable Laws.


SECTION 8.  MISCELLANEOUS.
_________   _____________


  SECTION 8.01  Construction.

  The provisions of this Agreement shall be in addition to those of the Notes and Collateral Documents all of which shall be construed as integrated and complementary to each other. Nothing herein contained shall prevent Bank from enforcing any or all of the Notes and Collateral Documents, in accordance with their respective terms.

  SECTION 8.02  Further Assurance.

  From time to time, Borrower will execute and deliver to Bank such additional documents and will provide such additional information as Bank may reasonably require to carry out the terms of this Agreement and be informed of each Borrower's status and affairs.


  SECTION 8.03  Enforcement and Waiver by the Bank.

  Bank shall have the right at all times to enforce the provisions of this Agreement and the Collateral Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times. The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with such provisions, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived this Agreement. All rights and remedies of Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.


  SECTION 8.04  Expenses of the Bank.

  Borrower agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, and filing, search, environmental audit, consultant, appraisal and other out-of-pocket expenditures, incurred by Bank in connection with the preparation, negotiation, administration, amendment, extension, replacement, modification, enforcement or termination of this Agreement, the Notes, the Loans and the Collateral Documents and the collection or attempted collection of the Notes or any other Obligations, and the protection, preservation or defense of Bank's rights and interests.


  SECTION 8.05  Notices.

  Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person, or by commercial courier against receipt or if sent by certified mail, postage prepaid, return receipt requested, or by telecopy, as follows, unless such address or telecopy number it changed by written notice hereunder:

        (A)  If to Borrower:

Kulicke & Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA  19090


Attention:   Clifford G. Sprague, Senior Vice President and
             Chief Financial Officer

Telecopy No. (215) 784-6258



        (B)  If to Bank:

Midlantic Bank, N.A.
1500 Market Street
Philadelphia, PA 19102

Attention:   Ronald H. Vicari,
             Senior Vice President

Telecopy No. (215) 564-7421

  SECTION 8.06  Waiver and Release by Borrower.

  To the maximum extent permitted by applicable Laws, Borrower:

        (A) Waives (1) protest of all commercial paper at any time held by Bank on which Borrower is any way liable; and (2) except as otherwise set forth herein or in the Collateral Documents, notice and opportunity to be heard, after acceleration in the manner provided in Section 7.01 hereof, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower and, except where required hereby or by any applicable Laws, notice of any other action taken by Bank; and

        (B) Releases Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except willful misconduct or gross negligence.


  SECTION 8.07  Applicable Law.

  The substantive Laws of the Commonwealth of Pennsylvania shall govern the construction of this Agreement and the rights and remedies of the parties hereto.


  SECTION 8.08  Binding Effect; Assignment and Entire Agreement.

  This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. Borrower has no right to assign any of its respective rights or Obligations hereunder without the prior written consent of Bank. Bank may assign its rights hereunder to other financial institutions, but agrees not to delegate its duty to make loans and other credit extensions hereunder. This Agreement, and the documents executed and delivered pursuant hereto, constitute the entire agreement among the parties relating to the subject matter thereof.


  SECTION 8.09  Severability.

  If any provision of this Agreement is held invalid under any applicable Laws, such invalidity will not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.


  SECTION 8.10  Counterparts.

  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.


  SECTION 8.11  Headings.

  The headings of any paragraph or section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.


  SECTION 8.12  Modification.

  No modification or amendment hereof or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.



  SECTION 8.13  Third Parties.

  No rights are intended to be created hereunder, or under the Collateral Documents or related agreements and documents for the benefit of any third party donee, creditor or incidental beneficiary of Borrower.


  SECTION 8.14   Seal.

  This Agreement is intended to take effect as an instrument under seal.


  SECTION 8.15  WAIVER OF JURY TRIAL.

  BORROWER AND BANK IRREVOCABLY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF, THIS AGREEMENT, THE NOTES, COLLATERAL DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.


  SECTION 8.16  Jurisdiction.

  Borrower and Bank hereby irrevocably consent to the jurisdiction of the Court of Common Pleas of Philadelphia, Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania in any and all actions and proceedings in connection with this Agreement, the Notes or the Collateral Documents and irrevocably consent, in addition to any methods of service of process permissible under applicable law, to service of process by certified mail, return receipt requested to the address of the Borrower and Bank as set forth herein. Borrower and Bank agrees that in any action or proceeding brought by it in connection with this Agreement or the transactions contemplated hereby, exclusive jurisdiction shall be in the Court of Common Pleas of Philadelphia, Pennsylvania, and the United States District Court for the Eastern District of Pennsylvania.


  SECTION 8.17  Indemnity.

  Borrower agrees to indemnify, defend and hold the Bank Indemnitees harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, reasonable attorneys' fees and amounts paid in settlement) to which any Bank Indemnitee may become subject arising out of or based upon this Agreement, the Collateral Documents, the Notes or the Loans through the alleged negligence of such Bank Indemnitee or otherwise, except and to the extent that Borrower proves that such loss, liability, etc. was caused by the gross negligence or willful misconduct or manifest bad faith of the Person otherwise so indemnified.


  SECTION 8.18  Most Favored Lender.

  Borrower agrees to promptly notify Bank in writing if any agreement for borrowed money to which Borrower is or hereafter becomes a party, contains or is amended to contain, financial or performance covenants more restrictive than those contained herein and upon Bank's request, Borrower agrees to amend this Agreement accordingly so that covenants contained herein are substantially the same as those contained in such other agreements for borrowed money.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.



KULICKE AND SOFFA INDUSTRIES, INC.


By:  /s/ Clifford G. Sprague
     ________________________


MIDLANTIC BANK, N.A.


By:  /s/ Glenn L. Blakeslee
     _______________________







EXHIBIT 6.01(L)




Financial Covenants



        (a)  Leverage Ratio of not more than .45 to 1.0 at all times.

        (b) Interest Coverage Ratio of not less than 2.5 to 1.0 as of the end of each fiscal quarter.

        (c)  Working Capital of not less than $50,000,000 at all times.